[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.1

LLC PURCHASE AGREEMENT

This LLC Purchase Agreement (the “Agreement”) is made and entered into as of August 31, 2017, by and among:  Saol International Limited, a Bermuda company (“Purchaser”), Aptevo BioTherapeutics LLC, a Delaware limited liability company (“Seller”), and Aptevo Therapeutics Inc., a Delaware corporation (“ATI”), and Venus BioTherapeutics Sub LLC, a Delaware limited liability company (the “Company”).  Seller and ATI are collectively referred to as the “Seller Parties”.  Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.Seller owns all of the issued and outstanding limited liability company interests of the Company (the “Membership Interests”).

B.Pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B by and among ATI, Seller and the Company to be entered into prior to the Closing (as defined below) (the “Assignment and Assumption Agreement”), ATI and Seller will assign to the Company prior to the Closing all of the assets and liabilities used in or necessary for or related to the Business.

C.Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Membership Interests, all upon the terms and conditions set forth in this Agreement.

D.This Agreement has been approved by the board of directors of Purchaser, by ATI as the sole member of Seller, and in turn by Seller as the sole member of the Company.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.Description of Transaction

1.1Purchase of Membership Interests.  At the Closing (as defined below), upon the terms and subject to the conditions set forth herein, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser will purchase and acquire from Seller, Seller’s right, title and interest in and to all the Membership Interests for the consideration specified in Section 1.2 below.

1.2Purchase Price.

(a)Upfront Purchase Price.  At the Closing, Purchaser shall pay, or cause to be paid, the Closing Consideration in cash (by check or wire transfer of immediately available funds) to Seller.

(b)Milestone Payment. Purchaser shall pay the Milestone Payment to the extent payable in accordance with Section 1.5 below.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)Escrow.  At the Closing, Purchaser shall deposit, or cause to be deposited, the Escrow Amount with the Escrow Agent as the Escrow Fund.  The Escrow Fund shall be maintained for the purposes of satisfying claims brought pursuant to Section 6 in accordance with the terms set forth in this Agreement and the Escrow Agreement.

1.3Closing.  The consummation of the Transactions (the “Closing”) shall take place on a date and at a time to be mutually agreed upon by Purchaser and Seller, which date shall be no later than three business days after the satisfaction or waiver of the last of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Cooley llp, Seattle, Washington, unless another place is agreed to in writing by the parties hereto.

1.4Withholding.  Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as Purchaser is required to deduct or withhold from such consideration under the Code or any provision of other applicable Tax law.  To the extent that amounts are so deducted or withheld and properly paid over to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.5Milestone Payment.

(a)For the purposes of this Section 1.5, the following definitions shall apply:

“Commercially Reasonable Efforts” shall mean [***].

“Milestone Gross Profit” shall mean the Milestone Gross Profit calculated in accordance with the method set forth on Schedule 1.5(a), earned by Purchaser for the Products (including any deemed Products pursuant to Section 1.5(e)) during the Milestone Period.

“Milestone Period” shall mean the period commencing on the next month end following the second anniversary of the Closing Date and ending on the next month end following the third anniversary of the Closing Date.

“Qualifying Gross Profit Threshold” shall mean the Milestone Gross Profit set forth under the column titled “Qualifying Gross Profit Threshold” in Section 1.5(b).

(b)In the event that the Milestone Gross Profit exceeds the Qualifying Gross Profit Threshold, Purchaser shall make, or cause to be made, the payment set forth opposite such Qualifying Gross Profit Threshold (such amount, if any the “Milestone Payment”):

Qualifying Gross Profit Threshold	Milestone Payment
Milestone Gross Profit equal to or greater than $12,000,000 (but less than $13,000,000)	$5,000,000
Milestone Gross Profit equal to or greater than $13,000,000 (but less than $14,000,000)	$5,500,000
Milestone Gross Profit equal to or greater than $14,000,000 (but less than $15,000,000)	$6,000,000
Milestone Gross Profit equal to or greater than $15,000,000	$7,500,000

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)In the event that the Milestone Gross Profit is less than $12,000,000, no Milestone Payment shall be due and payable to the Seller.

(d)The Milestone Payment, if earned, shall be made and paid to Seller or its designee within thirty (30) days of the end of the Milestone Period.  Purchaser shall provide the Seller Parties with a written accounting that sets forth the manner in which the Milestone Gross Profit was calculated and the basis for the determination of whether or not the Milestone Payment was earned.  Purchaser shall keep complete and accurate records in sufficient detail to enable the Seller to calculate and determine the Milestone Gross Profit earned.  Seller Parties and their representatives shall have the right to conduct at their discretion, following the end of such thirty (30) day period, an audit of all records of Purchaser and the Company to determine whether or not the Milestone Payment was earned.  Purchaser and the Company each shall afford its full cooperation to the Seller Parties.  If the parties do not agree upon the results of the audit, either party may submit the matter for dispute resolution proceedings in accordance with Section 8.4 and Exhibit C hereof.  Upon final resolution of the matter, Seller Parties shall bear and pay the costs of the audit, unless it is finally determined that a Milestone Payment was due and underpaid by Purchaser, in which event Purchaser shall also reimburse Seller Parties their reasonable costs of audit.  Any unpaid Milestone Payment shall be paid promptly upon conclusion of the audit with interest accruing from the first day following the end of such sixty (60) day period in an amount equal to the lesser of the prime rate reported in the Wall Street Journal on such date, or the maximum rate permitted by applicable law.

(e)If any Purchaser or subsidiary or the Company [***].

(f)Purchaser agrees that at all times from the date of Closing through the end of the Milestone Period that it will [***].

(g)Until the end of the Milestone Period, Purchaser shall provide the Seller a written report [***] of the Milestone Gross Profit generated during such period (each, an “Update Report”).  Within [***] business days after delivery of an Update Report, if the Seller requests in writing a meeting with representatives of Purchaser to discuss such report, Purchaser shall make available for such a meeting one or more representatives (as determined by the Purchaser); provided, however that prior to the commencement of the Milestone Period, Seller shall not request more than [***] such meeting in [***].

(h)Notwithstanding anything to the contrary in this Section 1.5, in the event that, prior to the end of the Milestone Period (i) Purchaser commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws (a “Bankruptcy Proceeding”); (ii) a Bankruptcy Proceeding is commenced against Purchaser, or a receiver or trustee is appointed for Purchaser, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; (iii) Purchaser is unable to, or admits in writing its inability to, pay its debts when they become due; or (iv) Purchaser makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for it, then with respect to each of the foregoing clauses, the maximum amount of the Milestone Payment shall become due and payable immediately upon the occurrence of any such event.

1.6Working Capital Adjustment.

(a)The Company shall deliver to Purchaser an estimated balance sheet, including the Company’s good faith estimate of (i) the amount of Cash as of the Closing, (ii) the amount of Indebtedness outstanding as of the Closing, (iii) the Current Assets as of the Closing, (iv) the Current Liabilities as of the Closing, and (v) a statement setting forth the determination of the resulting amount (the

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Working Capital”), no later than three business days prior to Closing.  Such estimates shall be based on the Company’s books and records and other information then available.  To the extent the Working Capital at Closing exceeds $4,600,000, then the Acquisition Consideration shall be increased, dollar for dollar, by the amount of the excess.  To the extent the Working Capital at Closing is less than $4,400,000, then the Acquisition Consideration shall be decreased, dollar for dollar, by the amount of the shortfall.  For the avoidance of doubt, no adjustment to the Acquisition Consideration pursuant to this section shall be made if Working Capital at Closing is between $4,400,000 and $4,600,000, inclusive.  For purposes of calculating Working Capital, invoices to [***] greater than 180 days past due shall be valued at zero; if any amounts due under such invoices are subsequently collected by Purchaser or the Company, the Acquisition Consideration shall be increased by [***] of the amounts collected, and such additional amount shall be paid to Seller within thirty (30) days of receipt by Purchaser or the Company.

(b)As soon as practicable following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller (i) a balance sheet of the Company as of the open of business on the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP, consistently applied, in accordance with the Company’s past practices, (ii) the calculation of the amount of Cash as of the Closing and the amount of Indebtedness outstanding as of the Closing, (iii) the determination of the Current Assets as of the Closing and the Current Liabilities as of the Closing, and (iv) a statement setting forth the determination of the Working Capital as of Closing (the “Working Capital Statement”).

(c)Seller and the Representatives of Seller shall have the right to review all records, work papers and calculations related to the Closing Date Balance Sheet, determinations of Cash and Indebtedness, calculation of Current Assets and Current Liabilities and the Working Capital Statement.  Seller shall have 30 days after delivery to Seller of the Working Capital Statement in which to notify Purchaser in writing (such notice, a “Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Purchaser regarding the adjustment requested by Seller, an appropriate adjustment shall be made thereto.  If Seller does not deliver a Working Capital Dispute Notice to Purchaser during such 30-day period, the Working Capital Statement shall be deemed to be accepted in the form delivered by Purchaser to Seller.  If Purchaser and Seller do not agree, within 30 days after timely delivery of the Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement shall be submitted for review and final determination by the Independent Accounting Firm.  The review of the Independent Accounting Firm shall be limited to the discrepancies and disagreements set forth in the Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Acquisition Consideration by the Independent Accounting Firm shall be (i) in writing, (ii) made in accordance with GAAP, consistently applied, in accordance with the Company’s past practices, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Purchaser or Seller, as the case may be, and no lower than the lower amount calculated by Purchaser or Seller, as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (and Purchaser and Seller shall direct the Independent Accounting Firm to make such determination no later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud.  All expenses and fees of the Independent Accounting Firm shall be borne one-half (1/2) by Purchaser, on the one hand, and one-half (1/2) from the Escrow Fund, on the other hand; provided, however, that if the Independent Accounting Firm determines that the final amount owed by Purchaser is greater than 110% (or the final amount owed to Purchaser is less than 90%, as the case may be) of the previously disputed amount that was proposed by Purchaser, then Purchaser shall bear 100% of the

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses and fees of the Independent Accounting Firm; provided further, that if the Independent Accounting Firm determines that the final amount owed by Purchaser is less than 90% (or the final amount owed to Purchaser is greater than 110%, as the case may be) of the previously disputed amount that was proposed by Seller, then 100% of the expenses and fees of the Independent Accounting Firm shall be paid from the Escrow Fund.

(d)If the final Closing Consideration as finally determined pursuant to Section 1.5(c) exceeds the Closing Consideration paid pursuant to Section 1.2(a), then Purchaser shall promptly pay or cause to be paid, by wire transfer of immediately available funds, such excess amount to Seller.  If the final Closing Consideration as finally determined pursuant to Section 1.5(c) is less than the Closing Consideration paid pursuant to Section 1.2(a), then Seller shall promptly instruct the Escrow Agent to pay to Purchaser out of the Escrow Fund an amount equal to such deficiency.

1.7Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchaser when due.  Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

1.8Allocation of Purchase Price.  The parties agree that the purchase of the Membership Interests pursuant to this Agreement will be treated for U.S. federal and applicable state income tax purposes as a purchase of the assets, and assumption of certain liabilities, of the Company.  Within one-hundred-twenty (120) days after determination of the final Closing Consideration as finally determined pursuant to Section 1.5(c), Seller shall deliver to Purchaser a schedule allocating the Purchase Price (including any liabilities of the Company treated as consideration for the assets of the Company for U.S. federal income Tax purposes) (the “Allocation Schedule”).  The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code.  The Allocation Schedule shall be deemed final unless Purchaser notifies Seller in writing Purchaser objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Purchaser.  In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Purchaser, such dispute shall be resolved by the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller and Purchaser.  Seller and Purchaser agree to file their respective Internal Revenue Service Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

1.9Further Action.

(a)If, at any time after the Closing, any further action is determined by Purchaser to be reasonably necessary to carry out the purposes of this Agreement, the officers and directors of Purchaser and the Company shall be fully authorized to take such action, and the Seller Parties agree to cooperate with Purchaser as Purchaser may reasonably request in connection therewith.  Such further action shall include the assignment by the Seller Parties of the Registered IP to Purchaser or its Affiliates, as designated by Purchaser, and the execution and delivery of such documents as needed in evidencing such assignment of Registered IP.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)If, following the Closing, Purchaser or any of its Affiliates receives any payments from a third party to which Seller is entitled under the terms of this Agreement, Purchaser shall, and shall cause its Affiliates to, promptly remit such payments to Seller and in no event later than thirty (30) days following receipt of such payment.

(c)If, following the Closing, Seller or any of its Affiliates receives any payments from a third party to which Purchaser or the Company is entitled under the terms of this Agreement, Seller shall, and shall cause its Affiliates to, promptly remit such payments to Purchaser, the Company, or other entity nominated by Purchaser or the Company, and in no event later than thirty (30) days following receipt of such payment.

(d)If, following the Closing, either Purchaser or Seller becomes aware that any asset, right, or obligation intended to be transferred under this Agreement has not been transferred to Purchaser or the Company, or that any asset, right, or obligation not intended to be transferred under this Agreement has been transferred to Purchaser or the Company, such party shall promptly notify the other, and the parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of the party that is seeking the assets to be transferred to it and with any necessary prior third party consent or approval, to Purchaser or the Company, or back to Seller, as the case may be.

Section 2.Representations and Warranties of the Seller Parties

Each of the Seller Parties represents and warrants to Purchaser that, except as disclosed in the Disclosure Schedule or in any document referred to in the Disclosure Schedule, and assuming the consummation of the transactions contemplated by the Assignment and Assumption Agreement prior to the Closing:

2.1Due Organization; Organizational Documents.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary company power and authority to conduct its business in the manner in which its business is currently being conducted.  The Company does not have any Subsidiaries or own equity interests in any corporation or other entity.  The Company has made available copies of the organizational documents of the Company, including all amendments thereto.

(b)The Company is qualified to do business as a foreign entity under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

2.2Capitalization, Sufficiency, Etc.

(a)There are no outstanding equity securities of the Company, other than the Membership Interests, all of which are held of record by Seller.  All of the outstanding limited liability company interests have been (i) duly authorized and validly issued, (ii) are free of any Encumbrances, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the organizational documents of the Company, or any agreement to which the Company is a party or by which it is bound.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Except for the Membership Interests, there is no:  (i) outstanding option, warrant or right to acquire from the Company any equity securities of the Company; or (ii) outstanding security of the Company that is convertible into any equity securities of the Company.

(c)At Closing the Company’s assets, whether consisting of tangible assets or intangible assets to which it has good title (subject only to Permitted Encumbrances), and/or of valid and subsisting contract rights, are all of the assets used by the Seller Parties or the Company to conduct the Business in the ordinary course in substantially the manner conducted by the Seller Parties or the Company since August 1, 2016, including, without limitation, all notebooks, records, safety data, lab books, and similar historical documentation associated with the Products that have been in the possession or control of any Seller Party since August 1, 2016.

2.3Financial Statements.  The Company has made available to Purchaser (a) the unaudited balance sheets of the Seller as of December 31, 2016 and the related statements of income and statements of cash flows or the year ended December 31, 2016; and (b) the unaudited balance sheets of the Seller as of June 30, 2017 (the “Seller Balance Sheets”) and the related unaudited statements of income and statements of cash flows for the six months ended June 30, 2017 (the “Balance Sheet Date”) (collectively, the “Seller Financial Statements”).  The Seller Financial Statements (a) fairly present in all material respects and in accordance with GAAP the financial condition of the Seller as of the dates indicated therein and the results of operations and cash flows of the Seller for the periods indicated therein, except that the unaudited Seller Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes, and (b) contain sufficient detail to show the results of the Business separate from overall results of the Seller and ATI.

2.4Absence of Changes.  [***] each of Seller and the Company has conducted the Business in the ordinary course consistent with past practice and except for the transfer of assets and liabilities to the Company from Seller, there has not occurred (a) any event that has had a Company Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Company other than in the ordinary course of business; or (c) any amendment to the Company’s organizational documents.

2.5Absence of Undisclosed Liabilities.  The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP other than:  (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those incurred in the ordinary course of business since the Balance Sheet Date; and (c) liabilities under or incurred in connection with this Agreement and the Transactions.

2.6Tangible Personal Property and Inventory.

(a)The Company has good title to all of the material items of tangible personal property (other than Inventory) reflected on the Company Balance Sheet as owned by the Company, except for assets disposed of since the Balance Sheet Date in the ordinary course of business, and all tangible personal property owned by the Company is owned free and clear of all Encumbrances, except for:  (a) liens that are listed on Part 2.6(a) of the Disclosure Schedule, none of which shall materially detract from the value, or materially interfere with the present use, of the Company’s tangible personal property considered as a whole; and (b) liens for Taxes not yet due and payable or liens for Taxes being contested in good faith and for which adequate reserves have been made ((a) and (b) together, “Permitted Encumbrances”).  The tangible personal property of the Company is in good repair and working order, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)The Company has good title to all of the Inventory reflected on the Company Balance Sheet as owned by the Company, except for Inventory disposed of since the Balance Sheet Date in the ordinary course of business, and all Inventory owned by the Company is owned free and clear of all Encumbrances.  All such Inventory complies with the relevant specifications therefor and has been manufactured, handled, maintained, packaged, and stored by Seller Parties and the Company, and to the Knowledge of Seller Parties and the Company after reasonable inquiry, by any third party manufacturer, at all times in accordance and compliance with all applicable Legal Requirements.

2.7Real Property.  The Company does not own any real property.

2.8Intellectual Property.

(a)Registered IP.  Part 2.8(a) of the Disclosure Schedule identifies each item of Registered IP in which the Company has an ownership interest of any nature (and where such ownership is not solely by the Company, describes the nature of any other Person’s ownership interest in such Registered IP) including:

(i)all Patents included in such Registered IP, including a listing of the country of filing, owner, filing number, date of issue or filing, expiration date and title of such Patent;

(ii)all registered Trademarks and applications for registration of Trademarks included in such Registered IP, including a listing of the country of filing, description of goods or services, registration or application number and date of issue or registration;

(iii)all registered Copyrights and applications for registration of Copyrights included in such Registered IP used by the Company, including a listing of the country of filing, owner, filing number, date of issue or registration and expiration date; and

(iv)all filings required to be made with any Governmental Body as of the Closing Date with respect to each item of Registered IP in order to maintain or renew the Registered IP, and copies of all such filings have been made available to Purchaser.

(b)Inbound Licenses and Rights.  Part 2.8(b) of the Disclosure Schedule identifies (i) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or pursuant to which the Company has otherwise received or acquired any right in Intellectual Property, whether or not currently exercisable and including a right to receive a license (other than:  (A) agreements between the Company and its employees in the Company’s standard form thereof; and (B) non-exclusive “off the shelf” licenses to third-party Computer Software); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive (collectively, the “Company Licensed IP”).

(c)Outbound Licenses.  Part 2.8(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted by, or on behalf of, the Company or the Seller Parties, any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP (other than any Contract with (i) independent contractors performing work for the Company in the ordinary course of business and which does not grant any continuing rights to such contractor to any Company IP, and (ii) any customer of the Company that does not differ in any material respect from the Company’s standard form of customer agreement that has been made available to Purchaser).  The Company is not bound by any

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Contract containing any covenant or other provision that limits or restricts in any material manner the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world, other than as expressly provided in the provisions of a Contract listed in Part 2.8(b) or Part 2.8(c) of the Disclosure Schedule.

(d)Standard Form Company IP Contracts.  The Company has made available to Purchaser a complete and accurate copy of each standard form of Company IP Contract used by the Company, including, if applicable, each standard form of:  (i) confidentiality or nondisclosure agreement; (ii) employee agreement or consulting or independent contractor agreement; (iii) master service agreement.  Part 2.8(d) of the Disclosure Schedule accurately identifies all Company IP Contracts (including all development agreements, employee agreements, consulting or independent contractor agreements, clinical trial agreements, material transfer agreements, master service agreements and research agreements) that provide rights and protections in favor of the Company that are substantially different to the Company’s standard form agreement (other than, in the case of confidentiality agreements, the duration of the confidentiality obligations thereunder).

(e)Ownership.  The Company is the owner of all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company, pursuant to Contracts identified in Part 2.8(b) of the Disclosure Schedule and other than Registered IP listed in Part 2.8(a) of the Disclosure Schedule which is co-owned by any other Person, provided that such ownership has been described in Part 2.8(a) of the Disclosure Schedule), free and clear of any Encumbrances (other than licenses and other rights granted pursuant to the Contracts listed in Part 2.8(c) of the Disclosure Schedule).  The Company has a valid license to all of the Company Licensed IP pursuant to the Contracts identified on Part 2.8(b) of the Disclosure Schedule.  Seller Parties and the Company have not received any written notice with respect to the Business of any breach by any party to any such Contract, nor to their knowledge does there exist any breach thereof or any circumstance that, with the lapse of time or giving of notice, or both, would reasonably constitute a breach thereof.

(f)Valid and Enforceable.  Neither the Company nor any of the Seller Parties has received any written claims alleging that any of the Company IP or any of the Company Licensed IP is not valid, subsisting, and enforceable.

(g)Protection of Confidentiality.  The Seller Parties and the Company have used reasonable efforts to prevent disclosure of their confidential information with respect to the Business.

(h)No Third-Party Infringement of Company IP.  To the Knowledge of the Seller Parties and the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(i)No Infringement of Third-Party IP.  Neither Seller Party nor the Company has received any written notice from any Person alleging that either the Company or any of the Seller Parties is infringing or misappropriating or otherwise violating any Intellectual Property of such Person.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(j)Privacy and Data Protection.  With respect to the Business, each of the Seller Parties and the Company has implemented reasonable disclosures, policies and procedures with respect to the collection, use, disclosure, and storage of personally identifiable information that comply in all material respects with applicable Legal Requirements.  With respect to the Business, neither of the Seller Parties nor the Company is a party to or the subject of any pending Proceeding that alleges that it has violated any such Legal Requirements.  With respect to the Business, neither Seller Party nor the Company has Knowledge of any information security breach of its systems that would require it (under applicable statutes or regulations) to notify any individuals.

(k)Effects on the Transactions.  Neither the execution, delivery or performance of this Agreement or of any other agreements executed in connection with the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare:  (i) a loss of, or Encumbrance on, any Company IP or Company Licensed IP; (ii) a breach of, default under or termination of any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP or Company Licensed IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or Company Licensed IP; (v) by the terms of any Company Contract, a reduction of any royalties or other payments the Company would otherwise be entitled to with respect to any Company IP; or (vi) by the terms of any Company Contract, an increase in any royalty or other payments the Company would otherwise be required to make under such Company Contract.

(l)Adequacy of Intellectual Property.  The Company IP and the Intellectual Property licensed to the Company, collectively, constitutes all Intellectual Property used by Seller Parties or the Company in the current conduct of the Business.

2.9Contracts.

(a)Part 2.9 of the Disclosure Schedule identifies each Company Significant Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Significant Contract” shall mean a legally binding, executory contract to which the Company is a party:  (i) under which future expenditures required to be made by the Company in the current fiscal year or any future twelve (12) month period exceed $[***]; (ii) pursuant to which the Company has licensed from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally; (iii) granting exclusive rights to any third party to any patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company; (iv) evidencing Indebtedness of $[***] or more; (v) creating any partnership or joint venture between the Company and any third party or providing for any sharing of profits or losses by the Company with any third party; (vi) any agreements for the distribution of the Company’s products; (vii) containing covenants limiting the freedom of the Company to compete in any line of business or with any third party; (viii) that is a managed care or group purchasing organization contract; or (ix) that constitutes a lease agreement under which future expenditures required to be made by the Company in the current fiscal year or any future twelve (12) month period exceed $[***].  The Company has made available to Purchaser or Purchaser’s legal or financial advisor a correct and complete copy of each Company Significant Contract.

(b)Each Company Significant Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company in accordance with its terms.  Seller Parties and the Company have no notice of any breach by any party to any such Contract, nor to their knowledge does there exist any breach thereof or any circumstance that, with the lapse of time or giving of notice, or both, would constitute a breach thereof.  To the knowledge of Seller Parties and the Company, no party is

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in material breach or in material default under any Company Significant Contract.  In each instance where a Company Significant Contract requires the consent of a Third Party for the transfer of such Company Significant Contract to the Company, such Company Significant Contract is listed in Part 2.9(b) of the Disclosure Schedule, and all such consents shall be obtained prior to Closing.

(c)To the Knowledge of the Seller Parties and the Company after reasonable diligent investigation, the counterparties to all Company Significant Contracts dealing with supply of Products have fully and timely performed their supply obligations thereunder, and there are no circumstances existing or reasonably anticipated that could lead to a supply delay or disruption under any such Company Significant Contract.

2.10Compliance with Laws.  The Company is in compliance with all applicable Legal Requirements with which compliance is necessary for the operation of the business of the Company as currently conducted, except for where the failure to be compliance would not have a Company Material Adverse Effect.  Neither Company nor any Seller Party has received any notice of noncompliance from any Governmental Body with respect thereto.

2.11Permits.  The Company holds all material permits, approvals, licenses and registrations from U.S. federal, state and local as well as foreign governmental authorities that are necessary for the conduct of the Business.  All such permits, approvals, licenses and registrations are listed in Part 2.11 of the Disclosure Schedule, are valid and in full force and effect, and copies of the same have been provided to Purchaser.

2.12Tax Matters.

(a)Each of the income and other material Tax Returns required to be filed by the Seller Parties or the Company with any Governmental Body on or before the Closing Date:  (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with applicable Legal Requirements.  All amounts shown on the Tax Returns to be due have been paid, except to the extent such amounts are properly reserved for on the books or records of the respective Seller Party or the Company.  All Taxes that the Seller or the Company have been required to collect or withhold have been duly collected or withheld and paid over to the proper governmental tax authority.

(b)Neither Seller Party nor the Company has received from any Governmental Body any notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed with respect to the Business.

(c)No waiver or agreement by either Seller Party or the Company is in force for the extension of time for the payment, collection or assessment of any Taxes with respect to the Business beyond the date hereof.

(d)Neither Seller Party nor the Company has received from any Governmental Body in a jurisdiction where a Seller Party has not filed any Tax Return with respect to the Business any written claim that either Seller Party or the Company is subject to taxation with respect to the Business by that jurisdiction.  Neither Seller Party nor the Company has been notified in writing by any Governmental Body regarding any proposed, asserted or assessed deficiency for any Tax imposed on such Seller Party or the Company which was not settled or paid.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)There are no liens for Taxes on any asset of the Company, other than liens for Taxes not yet due and payable for which adequate reserves are maintained on the books of the Company.

(f)Neither Seller nor the Company is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than customary indemnification or reimbursement provisions in loans, leases or other commercial agreements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).  Neither Seller nor the Company has any liability for the Taxes of any third party as a transferee or successor.

(g)The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(h)The Company has been treated as a disregarded entity for U.S. federal income tax purposes since its formation.

(i)This Section 2.12 constitutes the exclusive representations and warranties of the Seller Parties with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 2.12 and shall not be based on the representations set forth in any other provision of this Agreement.  No representation or warranty contained in Section 2.12 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date.  Notwithstanding anything to the contrary in this Section 2.12, the Seller Parties make no representation as to the amount of, or limitations on, any net operating losses, Tax credits or other Tax attributes that they or the Company may have.

2.13Employee and Labor Matters; Benefit Plans.

(a)The Company does not have and has never had any employees.  The Company’s relationships with all individuals who act on their own as contractors or other service providers to Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination.

(b)The Seller Parties have made available to Purchaser or Purchaser’s legal or financial advisor copies of all employee manuals, handbooks and material policy statements relating to the employment of the current employees of the Seller Parties engaged in the operation of the Business in effect as of the date of this Agreement.

(c)The Seller Parties are not delinquent in any payments to any of their employees engaged in the operation of the Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Seller Parties.  The Seller Parties do not have any plan or program requiring the payment of severance compensation in connection with the termination of employment of their employees.  There are no material grievances, complaints or charges pending against the Seller Parties under any dispute resolution procedure.  With respect to the Business, there are no collective bargaining agreements to which either Seller Party or the Company is a party in effect, that have been in effect within the past one (1) year, or that are currently being negotiated by any of the Seller Parties or the Company, and to the Seller Parties’ and the Company’s Knowledge no effort to seek collective bargaining on behalf of any Seller Party or Company employees is ongoing or has been attempted within the past one (1) year.

(d)All material employee benefit plans currently maintained by the Seller Parties for their respective employees in connection with the operation of the Business are listed in

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Part 2.13(d) of the Disclosure Schedule (the “Employee Benefit Plans”).  Each Employee Benefit Plan has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and other Applicable Law.  Except as set forth in Part 2.13(d) of the Disclosure Schedule:

(i)copies of all Employee Benefit Plans have been made available to Purchaser or Purchaser’s legal or financial advisor;

(ii)With respect to the Business, Seller Parties and the Company have received no notice, and to the Knowledge of the Seller Parties and the Company, no Employee Benefit Plan, and no trustee or administrator thereof, engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject such Employee Benefit Plan or trustee or administrator thereof to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(iii)no Employee Benefit Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA;

(iv)each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, and the related trusts are exempt from Tax under Section 501(a) of the Code;

(v)with respect to each Employee Benefit Plan, all required contributions have been made or properly accrued on the financial statements of the applicable Seller Party or the Company; and

(vi)neither of the Seller Parties nor the Company has any liability under any Employee Benefit Plan to provide medical or death benefits with respect to employees of the Seller Party beyond their termination of employment (other than coverage mandated by law or regulation), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan.

(e)Neither of the Seller Parties nor the Company has any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

2.14Regulatory Matters.

(a)The Company has obtained all clearances, authorizations, licenses and registrations required by any foreign or domestic Governmental Body to permit the conduct of its Business (the “Regulatory Licenses”), each of which is listed on Part 2.14(a) of the Disclosure Schedule.

(b)To the Seller Parties’ and the Company’s Knowledge, all pre-clinical and clinical investigations conducted by or on behalf of the Seller Parties or the Company with respect to each Product have been, and are being, conducted in compliance with all applicable Legal Requirements, including those with respect to good laboratory practices, investigational new drug requirements, good clinical practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws restricting the use and disclosure of protected health information, including but not limited to the Health Information

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Portability and Accountability Act (“HIPAA”), and regulations related to HIPAA, except for noncompliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(c)To the Seller Parties’ and the Company’s Knowledge, each Product has been developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq., its implementing regulations, and all similar Legal Requirements, including those relating to investigational use, premarket clearance and applications to market a new product.

(d)To the Seller Parties’ and Company’s Knowledge, with respect to each Product (i) all manufacturing operations conducted by or for the benefit of the Seller Parties or the Company have been and are being conducted in compliance with the FDA’s current Good Manufacturing Practice regulations for drug products, including 21 C.F.R. Parts 210 and 211, applicable requirements for biologic products (21 CFR 600-640), WHO Annex recommendations, and all similar Legal Requirements, except for noncompliance which, individually or in the aggregate, would not have, or be reasonably likely to have, a Company Material Adverse Effect; and (ii) each Seller Party and the Company is in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207, and all similar Legal Requirements, except for noncompliance which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(e)Since the date of acquisition of each Product (or rights thereto) by the Seller Parties, and except as set forth in Part 2.14 of the Disclosure Schedule, (i) no Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other foreign Governmental Body, by any Seller Party or the Company or by any licensee, distributor or marketer of such Product and (ii) the Seller Parties and the Company have maintained global post‑marketing pharmacovigilance programs and procedures specifically designed to comprehensively monitor, collect and timely report any adverse events related to any of the Products.

(f)To the Seller Parties’ or Company’s Knowledge, there are no facts, circumstances, or conditions that would be sufficient, either presently, or solely with the passage of time in the ordinary course of business, to provide a reasonable basis for a recall, suspension, or discontinuance of any Product.

(g)Neither of the Seller Parties nor the Company has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.  Neither Seller Party is the subject of any pending or, to the Seller Parties’ or the Company’s Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(h)Except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, the Seller Parties and the Company are each in compliance in all material respects with all Legal Requirements applicable to the operation of the Business, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; and (iii) requirements of law relating to the billing or submission of

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Seller Parties or the Company.

2.15Environmental Matters.  Since August 1, 2016, neither of the Seller nor the Company has received any written notice from any Governmental Body or any written notice from any citizens group that alleges that a Seller Party is not in compliance with any environmental law.  To the Knowledge of the Seller Parties and the Company after reasonable investigation:  (a) all real property owned or leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the real property owned or leased by the Seller Parties or the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the real property owned or leased by the Seller Parties or the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released.

2.16Indebtedness with Affiliates.  The Company is not indebted to any director, officer or employee of either Seller Party (except for amounts due as salaries and bonuses, or other amounts due under Employee Benefit Plans as such amounts are set forth in Part 2.13(d) of the Disclosure Schedule, and amounts payable in reimbursement of expenses incurred in the ordinary course of business), and no such director, officer or employee is indebted to the Company.

2.17Legal Proceedings.  As of the date of this Agreement, there is no, and at no time since August 1, 2016, there has not been any Proceeding pending (or, to the Company’s Knowledge, threatened in writing) against the Company or the directors, officers or employees of either Seller Party (in their capacities as such).

2.18Authority; Binding Nature of Agreement; Non-Contravention.

(a)Each of the Seller Parties and the Company has the requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out the Transactions and the Escrow Agreement.  The execution and delivery by the Seller Parties and the Company of this Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action on the part of the Seller Parties and the Company.  Assuming it constitutes the valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and the Escrow Agreement, when executed, will constitute, the valid and binding obligation of Seller Parties and the Company, enforceable against each Seller Party and the Company in accordance with its terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of equity governing specific performance, injunctive relief and other equitable remedies.

(b)Neither (i) the execution and delivery of this Agreement by Seller Parties or the Company, nor (ii) the consummation by Seller Parties and the Company of the Transactions, will result in a termination, or a violation by Seller Parties or the Company, of (A) any provision of the certificate of incorporation or bylaws of the Seller Parties or the Company or  (B) any material provision of any material Contract of either Seller Party or the Company, or (C) any law or governmental regulation applicable to either Seller Party or the Company, except in each case where such termination or violation would not have a material adverse effect on such Seller Party or a Company Material Adverse Effect.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.19Insurance.  Part 2.19 of the Disclosure Schedule lists each insurance policy maintained by the Seller Parties or the Company with respect to the Business.  All such policies are in full force and effect and shall remain in full force and effect as of the Closing Date.  Neither any Seller Party nor the Company is in default with respect to its obligations under any such policy, and neither any Seller Party nor the Company has received any notice of cancellation or non-renewal thereof.

2.20Financial Advisor.  Except for Piper Jaffray & Co. (for services on behalf of Seller and whose fees are the sole responsibility of Seller and/or ATI), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either Seller Party or the Company.

2.21Exclusivity of Representations and Warranties.  Except as expressly set forth in this Section 2, neither Seller Party nor the Company, nor any Person on behalf of either Seller Party or the Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company or the Company’s Business, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed.

Section 3.Representations and Warranties of Purchaser

Purchaser represents and warrant to Seller Parties as follows:

3.1Due Incorporation.  Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2Authority; Binding Nature of Agreement.  Purchaser has the requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out the Transactions and the transactions contemplated by the Escrow Agreement.  The execution and delivery by Purchaser of this Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.  Assuming it constitutes the valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and the Escrow Agreement, when executed, will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to:  (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Neither the execution and delivery of this Agreement and the Escrow Agreement by Purchaser nor the consummation of the Transactions, will result in a violation by Purchaser of (i) any provision of the certificate of incorporation or bylaws of Purchaser, (ii) any material provision of any material contract by which Purchaser is bound, or (iii) any Legal Requirement applicable to Purchaser, except where such violation would not have a material adverse effect on Purchaser’s ability to fulfill its obligations under this Agreement.

3.3Adequacy of Funds.  Purchaser will have available to it, at the Closing, sufficient funds to consummate the Transactions, including payment in full of the Acquisition Consideration and anticipates that it would have, at the time of payment of any Milestone Payment that may become due, sufficient funds to pay the applicable Milestone Payment.

3.4Reliance.  Purchaser expressly acknowledges and agrees that, except as set forth in Section 2 of this Agreement, neither Purchaser or any of its Representatives is relying on any other

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

representation or warranty of Seller Parties or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Section 4.Covenants and Agreements.

4.1Conduct of the Business of the Company.  Except as permitted or contemplated by this Agreement, as set forth on Schedule 4.1 or as required by applicable Legal Requirements, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Pre-Closing Period”), without Purchaser’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall conduct its Business in the ordinary course consistent with past practice, in a commercially reasonable manner so as to attempt to preserve supplier, contractor, employee, and customer relationships and the value of the Business as a going concern.  Without limiting the generality of the foregoing, as permitted or contemplated by this Agreement, as set forth on Schedule 4.1 or as required by applicable Legal Requirements, during the Pre-Closing Period, the Company shall not, without Purchaser’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)issue, sell or deliver any equity securities or securities convertible into, or rights, warrants or options to acquire any equity securities;

(b)incur any Indebtedness;

(c)except in the ordinary course of business consistent with past practice, sell, transfer, lease, license, mortgage or encumber any of its properties or assets that are material to the Company’s Business;

(d)make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $[***] in the aggregate for the Company during [***];

(e)make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division;

(f)make any investment in, or loan or advance (other than advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than in the ordinary course of business consistent with past practice;

(g)increase in any material manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, collective bargaining, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any director, officer or other employee or consultant, other than:  (i) as required pursuant to applicable Legal Requirements or the terms of any Employee Benefit Plan or other agreements in effect as of the date of this Agreement; or (ii) increases in salaries, wages and benefits of employees or directors made in the ordinary course of business consistent with past practice;

(h)make or change any material election concerning Taxes or Tax Returns (other than elections made in the ordinary course of business);

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)amend the Company’s organizational documents;

(j)adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(k)enter into any Contract, purchase order, or similar commitment with a total value of more than $[***] other than inventory purchases for Products made in the ordinary course, the pending purchase orders for which are listed on Part 4.1(k) of the Disclosure Schedule; or

(l)agree, in writing or otherwise, to take any of the actions described in clauses (a) through (k) of this sentence.

4.2Access to Information.  During the Pre-Closing Period, the Seller Parties and the Company shall afford Purchaser and its personnel, accountants, counsel and other Representatives, subject to applicable Legal Requirements, reasonable access during normal business hours and on reasonable advance notice to the properties, books and records and all other existing information concerning the business, properties and personnel of the Seller Parties and the Company as Purchaser may reasonably request; provided, however, that in exercising access rights under this Section 4.2, Purchaser shall not be permitted to interfere unreasonably with the conduct of the Business of the Company.  Purchaser shall hold information received pursuant to this Section 4.2 in confidence in accordance with the terms of the Confidentiality Agreement.

4.3Public Disclosure. Except any filings required pursuant to the Securities Exchange Act of 1934, as amended, or as otherwise required by applicable Legal Requirements, during the Pre-Closing Period, no public release or announcement concerning the Transactions shall be issued by Purchaser or Seller without the written consent of the other.

4.4Regulatory Compliance.  Seller and Purchaser shall, to the extent required by any applicable Legal Requirement and, if so required, in no event later than five business days following the execution and delivery of this Agreement by the parties hereto, file or cause their respective ultimate parents to file, with the FTC and the DOJ the notification and report form required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Seller and Purchaser shall use their commercially reasonable efforts to obtain any clearance required under the HSR Act for the Transactions.  Purchaser shall be solely responsible for any filing fees payable by Purchaser, Seller or the Company under the HSR Act.

4.5No Negotiation.  During the Pre-Closing Period, Seller Parties and the Company shall not, directly or indirectly:

(a)solicit or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction;

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or

(c)entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction;

Seller Parties and the Company shall promptly notify Purchaser in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company during the Pre-Closing Period.

4.6Efforts to Consummate.  Each of Purchaser and Seller Parties and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing.  Each Party shall, at any time or from time to time after the Closing, execute and deliver to the others all such instruments and documents or further assurances as the others may reasonably request in order to grant to each Party all rights contemplated herein to be granted to such Party under this Agreement and the related agreements referenced herein; provided, however, that after the Closing, apart from such customary further assurances, no Party shall have any other obligations except as specifically set forth and described herein or in the related agreements.  To the extent that the approval, consent, or waiver of a Third Party is required in connection with the transfer of any Company Significant Contract to the Company as contemplated by the Transactions and such approval, consent, or waiver has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  If any such approval, consent, or waiver shall not have been obtained prior to the Closing, and Purchaser, in its sole discretion, shall have agreed to proceed with the Closing notwithstanding Seller Parties’ inability to provide such approval, consent, or waiver prior to Closing, Seller Parties shall for a period of up to twelve (12) months after the Closing, (a) use their respective commercially reasonable best efforts to assist and cooperate with Purchaser and the Company in order to obtain all necessary approvals, consents, and waivers to the assignment and transfer thereof; and (b) until any such approval, consent, or waiver is obtained, use their respective commercially reasonable best efforts to provide to the Company substantially comparable benefits thereof and enforce, at the request of and for the account of the Company, any rights of Seller Parties arising under any such Company Significant Contract against any Third Party.  To the extent that the Company is provided with benefits of any such Company Significant Contract, the Company shall perform the obligations of Seller Parties thereunder.

4.7Restrictive Covenants.

(a)Non-Competition.  During a period of five (5) years from the Closing Date (the “Non-Compete Period”), each of the Seller Parties shall not, directly or indirectly through any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender, principal, independent contractor, stockholder, licensor, or in any other manner or capacity, alone or in association with any other Person), develop, manufacture, distribute, sell, or seek approval of (or solicit, encourage, assist or otherwise facilitate any of his or its subsidiaries, divisions, partners, licensors, licensees, or any third party to develop, manufacture, distribute, sell, or seek approval of) any Competitive Products.  Nothing contained herein will prohibit a Seller Party from being a passive owner of not more than one percent (1%) of the outstanding shares of capital stock of any entity that is

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

publicly traded, so long as the Seller Party has no active participation or involvement in the management of the business of such entity.

(b)Non-Solicitation.  During a period of twenty-four (24) months following the Closing Date, no Seller Party shall (i) solicit, induce, recruit, or encourage any individuals who were employees of or independent contractors to Purchaser or its Affiliates as of the Closing Date to terminate their relationship with Purchaser or its Affiliates or hire any such individuals who are employees, consultants, or independent contractors, (ii) intentionally interfere with, subvert, disrupt or adversely alter the relationship between Purchaser and its Affiliates and any of their respective clients, customers, contractors, vendors, suppliers, licensors, or licensees, or (iii) attempt to do any of the foregoing, either for the Seller Party’s own purposes or for any other Person; provided, however, that the foregoing restrictions shall not apply with respect to any employees or independent contractors of the Purchaser or its Affiliates whose employment or contractor relationship with the Purchaser or its Affiliate has been terminated (A) for at least 90 days, if terminated by the Purchaser or its Affiliate or (B) for at least twelve (12) months, if terminated by the employee or independent contractor.  For the avoidance of doubt, a public announcement of a job opening not targeted at a specific individual shall not be considered a violation of the foregoing clauses (i) or (iii).

(c)Confidentiality.  During the Non-Compete Period, each Seller Party shall, and shall use commercially reasonable efforts to cause its employees, officers, directors, attorneys, representatives, and agents to, hold in confidence any and all information, whether written or oral, concerning the Company that the Company had maintained as confidential prior to the Closing and that a reasonable person would view as confidential, except to the extent that such information (i) was or becomes known by the public through no fault of such Seller Party or (ii) is lawfully acquired by such Seller Party from and after the Closing from sources that, to such Seller Party’s knowledge, are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation.  If a Seller Party is compelled to disclose any information by judicial or administrative process or by other Legal Requirements, such Seller Party shall promptly notify the Purchaser in writing and use commercially reasonable efforts to cooperate with the Purchaser to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d)Reasonableness of Covenants.  Each Seller Party has carefully considered the nature and extent of the restrictions placed upon it by this Section 4.7 and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon the Purchaser or any of its Affiliates disproportionate to the detriment of the Seller Parties, are reasonable and necessary for the protection of the Purchaser and its Affiliates, and are an essential inducement to the Purchaser to consummate the transactions contemplated by this Agreement.

(e)Severability of Covenants.  The covenants in this Section 4.7 are severable and separate, and the unenforceability of any specific covenant in this Section 4.7 is not intended by any party to, and will not, affect the provisions of any other covenant in this Section 4.7.  If any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth in this Section 4.7 are unreasonable as applied to a Seller Party, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable and thereby will be reformed to that extent as applied to such Seller Party.

(f)Specific Performance.  Each Seller Party covenants and agrees that it will not seek to challenge the enforceability of the covenants contained in this Section 4.7 against the Purchaser or any of its Affiliates, nor will it assert as a defense to any action seeking enforcement of the provisions contained in this Section 4.7 (including an action seeking injunctive relief) that such provisions are not

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

enforceable due to lack of sufficient consideration received by it.  The parties agree and acknowledge that money damages may be an inadequate remedy for any breach of this Section 4.7.  Therefore, notwithstanding anything herein to the contrary, in the event of a breach or threatened breach by any Seller Party of this Section 4.7, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 4.7.

4.8Hiring of Employees.  Prior to the Closing, the Purchaser intends, but shall not be obligated, to make offers of employment to certain employees of the Seller Parties, including, but not limited to, the Key Employees, who have been actively engaged in the operation of the Business as presently conducted by the Seller Parties.  In support of such action by Purchaser, the Seller Parties covenant and agree that they will use their reasonable best efforts to cooperate with and assist the Purchaser in Purchaser’s efforts to hire such individuals, it being acknowledged and agreed, however, that Purchaser shall not be obligated to make an offer of employment to all or any employees of the Seller Parties who may have been engaged in the operation of the Business, and that the Seller Parties shall be solely responsible for any and all severance and other benefits that may be owed or payable to the individuals associated with the Business, whether or not any such individual is offered employment by the Purchaser and whether or not any such individual accepts an offer of employment from the Purchaser.

Section 5.Closing Conditions.

5.1Conditions Precedent to the Obligations of each Party to Consummate the Transactions.  Each party’s obligations to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)HSR Act.  Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(b)No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

5.2Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)the representations and warranties of Seller Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), except as the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, but without taking into account separate materiality qualifications, if any, within any such representation and warranty, and no Company Material Adverse Effect has occurred;

(b)Seller Parties and the Company shall have performed in all material respects all obligations required to be performed by each of them under this Agreement on or prior to the Closing Date;

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)The consents or approvals for assignment of the Company Significant Contracts listed in Schedule 5.2(c) have been obtained, and the consents or approvals of the Third Parties or Governmental Bodies set forth on Schedule 5.2(c) have been obtained;

(d)delivery of a transition services agreement in substantially the form attached hereto as Exhibit D; and

(e)Seller Parties shall deliver, or cause to be delivered to Purchaser, the following:

(i)a non-foreign affidavit from ATI dated as of the Closing Date, sworn under penalty of perjury in accordance with the requirements of the Treasury Regulations issued pursuant to Section 1445 of the Code, in a form reasonably satisfactory to Purchaser, stating that ATI is not a “foreign person” as defined in Section 1445 of the Code;

(ii)a certificate of good standing from the Secretary of State of the State of Delaware and any other jurisdictions in which the Company is qualified to do business;

(iii)written resignations of all officers and directors of the Company, to be effective as of the Closing;

(iv)the Escrow Agreement, duly executed by Seller Parties; and

(v)a certificate of each Seller Party, executed by an officer of such Seller Party, that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) has been satisfied (the “Seller Certificate”).

5.3Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), except as the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions;

(b)Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c)Purchaser shall deliver, or cause to be delivered, the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

(d)Purchaser shall deliver to Seller Parties a certificate of Purchaser, executed by an officer of Purchaser, that each of the conditions set forth in Section 5.3(a) and Section 5.3(b) has been satisfied.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.Indemnification, Etc.

6.1Expiration of Representations.  All representations and warranties of Seller Parties set forth in this Agreement (other than the Fundamental Representations which shall survive until the expiration of the statute of limitations applicable to such claims with respect to such matters, and thereafter until resolved if an Indemnification Claim in respect thereof has been made prior to such date) shall terminate and expire and shall cease to have any further force or effect on the fifteen (15) month anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, that if at any time prior to the Escrow Termination Date, Purchaser has duly delivered to Seller or ATI a valid Notice of Indemnification Claim (as defined in, and satisfying the requirements set forth in, Section 6.4(a)), then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall survive the Escrow Termination Date until such time as such Indemnification Claim is resolved; and provided further, that any claims for indemnification involving Willful Misconduct or Fraud shall survive indefinitely.

6.2Indemnification.  From and after the Closing (but subject to Section 6.1 and the other provisions of this Section 6), Purchaser shall be entitled to be indemnified, solely from the Escrow Fund, against any Damages actually incurred by Purchaser as a result of (a) any breach of the representations and warranties of Seller Parties set forth in Section 2 of this Agreement or the Seller Certificate, and (b) the failure of either of the Seller or ATI to perform any of its covenants or agreements contained herein required to be performed by it prior to the Closing.  Nothing in this Section 6 shall limit or exclude any remedies Purchaser may have at law or in equity for a breach of the covenants set forth in Section 4.7.

6.3Limitations on Liability.

(a)The right of Purchaser to be indemnified from the Escrow Fund pursuant to this Section 6 shall be the sole and exclusive remedy with respect to any breach of any representation, warranty or covenant of the Company or any other indemnification matter set forth in, or any other breach by the Company of, this Agreement, provided, that the Escrow Fund shall not be Purchaser’s sole remedy for any claims for breaches of Fundamental Representations or claims based on Fraud or Willful Misconduct.  For the avoidance of doubt, in no event shall Purchaser or any Affiliate of Purchaser or the Company be entitled to recover directly from either Seller Party or any other Person with respect to any indemnification claim pursuant to this Section 6; provided that claims for breaches of Fundamental Representations shall not exceed the Acquisition Consideration.

(b)Without limiting the effect of any other limitation set forth in this Section 6, the indemnification provided for in Section 6.2 shall not apply, and Purchaser shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent any Indemnification Claim where the Damages related to that Indemnification Claim (or series of Indemnification Claims arising from the same or substantially similar facts or circumstances) exceeds $[***] (the “Minimum Claim Amount”).  If the amount of Damages for an individual Indemnification Claim (or series of Indemnification Claims arising from the same or substantially similar facts or circumstances) exceeds the Minimum Claim Amount, then the Purchaser shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified from the Escrow Fund against all Damages for such Indemnification Claim, regardless of the Minimum Claim Amount.

(c)Without limiting the effect of any other limitation set forth in this Section 6, the indemnification provided for in Section 6.2 shall not apply, and Purchaser shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Purchaser would otherwise be entitled to be indemnified under Section 6.2

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

exceeds $[***] (the “Deductible”), provided that the Deductible shall not apply to [***].  If the aggregate amount of such Damages exceeds the Deductible, then Purchaser shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified from the Escrow Fund only against the portion of such Damages in excess of the Deductible.

(d)Purchaser shall use commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

6.4Indemnification Claims; Escrow Arrangements.

(a)Purchaser shall not be entitled to indemnification under this Section 6 unless it has duly delivered a written notice to the Seller and ATI and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), setting forth:  (i) the specific representation and warranty or covenant alleged to have been breached by Seller or ATI; (ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty or covenant; and (iii) the aggregate dollar amount of the Damages that have been incurred by Purchaser as a direct result of the breach referred to in such notice (the aggregate amount of such estimate being referred to as the “Claimed Amount”).

(b)During the 30-day period commencing upon the receipt by Seller and ATI of a Notice of Indemnification Claim, Seller and ATI may deliver to Purchaser and the Escrow Agent a written response (the “Response Notice”) in which Seller and ATI:  (i) agree that the full Claimed Amount is owed to Purchaser; (ii) agree that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to Purchaser; or (iii) assert that no part of the Claimed Amount is owed to Purchaser.  Any part of the Claimed Amount that is not agreed by Seller and ATI to be owed to Purchaser pursuant to the Response Notice (or the entire Claimed Amount, if Seller and ATI assert in the Response Notice that no part of the Claimed Amount is owed to Purchaser) shall be referred to as the “Contested Amount.”  If no Response Notice is delivered during such 30-day period, then, for purposes of this Agreement, Seller and ATI shall be deemed to have delivered to Purchaser and the Escrow Agent a Response Notice on the last day of such 30-day period asserting that no part of the Claimed Amount is owed to Purchaser.

(c)If Seller and ATI deliver a Response Notice to Purchaser agreeing that the full Claimed Amount is owed to Purchaser, then, within three days following the receipt of such Response Notice by Purchaser, Purchaser and Seller and ATI shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the full Claimed Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser from the Escrow Fund.

(d)If Seller and ATI deliver a Response Notice to Purchaser agreeing that less than the full Claimed Amount is owed to Purchaser, then, within three days following the receipt of such Response Notice by Purchaser, Purchaser and Seller and ATI shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Agreed Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser from the Escrow Fund.

(e)If Seller and ATI deliver a Response Notice to Purchaser indicating that there is a Contested Amount, then Seller and ATI and Purchaser shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Purchaser and Seller and ATI resolve such dispute in writing, then a settlement agreement stipulating the amount (if any) owed to Purchaser (the “Stipulated Amount”) shall be signed by Purchaser and Seller and ATI.  Within three days after the execution of such settlement

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agreement, Purchaser and Seller and ATI shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Stipulated Amount (or such lesser amount as may remain in the Escrow Fund) to Purchaser from the Escrow Fund.

(f)If Seller and ATI and Purchaser are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Purchaser, then either Purchaser or the Seller and ATI may submit the contested portion of the Indemnification Claim for resolution in accordance with Section 8.4.

(g)If the aggregate amount remaining in the Escrow Fund as of the Escrow Termination Date (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the Escrow Termination Date, of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to the Escrow Termination Date in accordance with this Section 6.4 (each, an “Unresolved Escrow Claim,” and the aggregate dollar amount of such Contested Amounts as of the Escrow Termination Date being referred to as the “Aggregate Pending Claim Amount”), then the Escrow Agent shall release from the Escrow Fund to Seller and ATI the Aggregate Distribution Amount.  For purposes of this Section 6.4, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Escrow Termination Date minus the Aggregate Pending Claim Amount.

(h)Following the Escrow Termination Date, if an Unresolved Escrow Claim is finally resolved, Purchaser and Seller and ATI shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release from the Escrow Fund to Seller and ATI the Excess Escrow Amount.  For purposes of this Section 6.4, the “Excess Escrow Amount” shall mean the amount (if any) by which the aggregate amount remaining in the Escrow Fund as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims.

6.5Defense of Third-Party Claims.  Promptly (and in no event more than five (5) Business Days) after Purchaser, the Company or any Affiliate of Purchaser or the Company receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, audit, inquiry or proceeding that has been or may be brought or asserted by a third party against Purchaser, the Company or any of Purchaser’s other Affiliates and that may give rise to an Indemnification Claim by Purchaser under this Section 6 (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party (including the IRS or other taxing authority) being referred to as a “Third-Party Claim”), Purchaser shall deliver to the Seller and ATI a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known.  Purchaser’s right to receive indemnification payments from the Escrow Fund with respect to such Third-Party Claim shall be reduced to the extent Seller and ATI are materially prejudiced in the defense of a Third-Party Claim due to Purchaser’s failure to give timely notice including the facts or circumstances giving rise to such Third-Party Claim.  Seller and ATI shall have the right, at their option, at any time to assume the defense of any such Third-Party Claim with its own counsel.  If Seller and ATI elect to assume the defense of any such Third-Party Claim, then:

(a)the defense costs incurred by the Seller and ATI (including attorneys’ fees) shall be borne by the Seller and ATI;

(b)notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to be indemnified (from the Escrow Fund or otherwise) for any costs or

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expenses incurred by Purchaser in connection with the defense of such Third-Party Claim following Seller’s and ATI’s election to assume the defense of such Third-Party Claim;

(c)Purchaser shall be entitled to monitor (but not control) such defense at its own expense;

(d)Purchaser shall make available to Seller and ATI and their Representatives all books, records and other documents and materials that are under the direct or indirect control of Purchaser or any of Purchaser’s Affiliates and that Seller and ATI consider reasonably necessary or desirable for the defense of such Third-Party Claim;

(e)Purchaser and Seller and ATI shall cooperate as reasonably requested by the Seller and ATI in the defense of such Third-Party Claim; and

(f)Seller and ATI shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement agreement imposes on Purchaser any obligation, other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages.

If Seller and ATI elect not to assume the defense of such Third-Party Claim, then Purchaser shall proceed diligently to defend such Third-Party Claim with the assistance of counsel reasonably satisfactory to Seller and ATI; provided, however, that neither Purchaser nor the Company shall settle, adjust or compromise such Third-Party Claim, or admit any liability with respect to such Third-Party Claim, without the prior written consent of Seller and ATI (which consent shall not be unreasonably withheld, delayed or conditioned).

6.6Exclusivity.  The remedies contained in this Section 6 are intended to provide the sole and exclusive remedy of Purchaser following the Closing as to all money damages for any action arising out of the subject matter of this Agreement.

6.7Treatment of Indemnification Payments.  The parties agree that any amount paid to Purchaser pursuant to this Section 6 shall be treated as a reduction in the consideration payable hereunder for Tax purposes.

Section 7.Termination

7.1Termination Events.  At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned by authorized action taken by the terminating party:

(a)by mutual written consent by Purchaser and Seller Parties and the Company;

(b)by either Purchaser or Seller Parties, if the Closing shall not have occurred on or before December 31, 2017 or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)by either Purchaser or Seller Parties, if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Transactions shall have become final and nonappealable;

(d)by Purchaser, if a Seller Party shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by Seller Parties from Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2 to be satisfied; or

(e)by Seller Parties, if Purchaser shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by Purchaser from the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied.

7.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Seller Parties, or their respective officers, directors, managers, stockholders, members or Affiliates; provided, however, that (i) the provisions of Section 4.3, this Section 7.2, Section 8 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party's representations, warranties, covenants or agreements contained herein.

Section 8.Miscellaneous Provisions

8.1Expenses.  Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions hereby and thereby.

8.2Waiver.

(a)Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement, the Escrow Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

8.4Applicable Law; Venue; Dispute Resolution; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)The Parties agree that any dispute, controversy, or claim (other than any Excluded Dispute) arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, interpretation, termination, validity, or enforceability thereof, or the rights and obligations of the Parties following termination (each a “Dispute”), shall be finally settled through the procedures set forth in this Section 8.4 and Exhibit C attached hereto.  In the event of a Dispute, either Party may provide the other Party with a written request for resolution of such Dispute through negotiations.  If the Parties are unable to reach a written resolution of such Dispute within thirty (30) days following such a written request for resolution, or such longer period as the Parties may mutually agree to in writing, either Party may commence an arbitration to resolve the Dispute in accordance with Exhibit C.  Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by arbitration pursuant to Exhibit C.  For any Excluded Dispute, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal courts (or if such jurisdiction is not permitted by applicable Legal Requirements, the state courts) located in Wilmington, Delaware, in connection with any matter based upon or arising out of this Agreement or the Transactions and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(c)Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby.

8.5Assignability; Third Party Rights.

(a)Subject to Section 8.5(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the other party’s prior written consent shall be void and of no effect.  Notwithstanding the foregoing, the Purchaser may, without the consent of but upon prior written notice to Seller Parties, assign this Agreement and any related agreement (i) to its Affiliates, (ii) to its lenders in connection with its grant of a security interest in its rights under this Agreement or in any related agreement in accordance with the terms of the security and collateral agreements with such lenders, (iii) to any successor to all or substantially all of its business and assets, whether in a merger, consolidation, sale of stock, sale of all or substantially

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

all of its assets or other similar transaction, and (iv) to a Third Party that acquires from Purchaser of all or substantially all of the assets related to the Business from Purchaser or its Affiliates; provided that, in the case of clauses (i), (iii) and (iv) or in the event of the assignment or transfer of the Intellectual Property covering or incorporated into the Products or the rights to sell or offer the Products, the assignee or transferee shall expressly assume, in a writing delivered to Seller Parties, performance of such rights and/or obligations of Purchaser and its Affiliates hereunder.

(b)Except as set forth in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6Disclosure Schedule.  The Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 2 of this Agreement, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in Section 2 and any other provision of Section 2 to which it is reasonably apparent from such disclosure that such disclosure relates.  No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

8.7Delivered.  The phrases “delivered,” “provided to”, “furnished” and “made available” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 2 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to”, “furnished” or “made available” to Purchaser that such information, document, or material was (a) made available for review in the electronic data room set up by the Company in connection with the Transactions prior to the Closing or (b) actually delivered (whether by physical or electronic delivery) to Purchaser or its counsel.

8.8Amendment.  This Agreement may not be amended without the written approval of Purchaser and Seller.

8.9Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after dispatch; (c) if sent by facsimile transmission before 5:00 p.m. on a business day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. or on a day other than a business day and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

if to Purchaser:

Saol International Limited

H.P. House, 21 Laffan Street

Hamilton, HM 09, BERMUDA

Attention:  Kevin Insley, Director

with a copy (which shall not constitute notice) to:

Burke, Warren, MacKay & Serritella, P.C.

330 North Wabash Avenue, Suite 2100

Chicago, IL 60611

Attention:  Christopher R. Manning

Facsimile:  (312) 840-7900

if to Seller Parties:

Aptevo Therapeutics Inc.

2401-4th Avenue, Suite 1050

Seattle, WA  98121

Attention:  General Counsel

Facsimile:  (206) 432-4591

with a copy (which shall not constitute notice) to each of:

Cooley LLP

1700 Seventh Avenue

Suite 1900

Seattle, WA 98101-1355

Attention:  Alan Hambelton and Laura Medina

Facsimile:  (206) 452-8800

8.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court or arbitrator making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or injunctions or other equitable relief (without posting a bond) to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.12Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)In the event a subject matter is addressed in more than one representation and warranty in Section 2, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such subject matter.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)The bold-faced headings set forth in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Saol International Limited

By:	/s/ Zoe K. Hanson
Name:	Zoe K. Hanson
Title:	Director

Aptevo Therapeutics Inc.

By:	/s/ Marvin L. White
Name:	Marvin L. White
Title:	President and CEO

Aptevo BioTherapeutics LLC

By:	/s/ Marvin L. White
Name:	Marvin L. White
Title:	President

Venus BioTherapeutics Sub LLC

By:	/s/ Marvin L. White
Name:	Marvin L. White
Title:	President and CEO

LLC Purchase Agreement Signature Page

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Consideration.  “Acquisition Consideration” shall mean $65,000,000 (the “Upfront Amount”), as adjusted pursuant to Section 1.6.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving:

(a)the sale, license, disposition or acquisition of all or a material portion of the Company’s business, equity or assets; or

(b)any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliate.  “Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

Agreement.  “Agreement” shall mean the LLC Purchase Agreement to which this Exhibit A is attached.

Business.  “Business” shall mean the Commercialization of the Products by Seller Parties and the Company, and their respective Affiliates, in the Territories, as conducted in the ordinary course between August 1, 2016 and the Closing Date.

Cash.  “Cash” shall mean cash, cash equivalents, marketable securities, and deposits in transit of the Company.

Closing Consideration.  “Closing Consideration” shall mean (a) the Acquisition Consideration minus (b) the Escrow Amount.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commercialization. “Commercialization” (including any variations such as “Commercialize”) means activities undertaken with respect to commercialization of the Products, including (a) advertising, promoting, marketing, offering, selling, transporting, and distributing the Products, (b) strategic marketing or sales force detailing, educating, and liaising with the medical community, (c) obtaining necessary licenses and authorization from applicable Governmental Bodies, (d) interacting with the FDA and other Governmental Bodies regarding any of the foregoing, and (e) manufacturing, packaging and supplying such Products.

Company IP.  “Company IP” shall mean all Intellectual Property owned by the Company.

Company IP Contract.  “Company IP Contract” shall mean each Contract which provides for the transfer or license of any Intellectual Property to or from the Company, but solely to the extent that such transfer or license is exercisable as of the Closing or at any time thereafter.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any material adverse effect on the Business of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and there shall not be taken into account in determining whether there has been a Company Material Adverse Effect any adverse effect arising from or attributable or relating to:  (i)  conditions affecting (A) the industries in which the Company operates or participates, or (B) the U.S. or global economy or financial markets; (ii) the legal, accounting, investment banking or other fees or expenses incurred (A) in connection with the Transactions, and (B) in connection with the process of the sale of the Company; (iii) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Transactions; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any event, occurrence, development or state of circumstances disclosed in or incorporated by reference in the Disclosure Schedule; (vi) the taking of any action or failure to act contemplated by this Agreement or with the written consent of Purchaser; or (vii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period; provided, however, that any change, condition, or event referred to in clauses (i), (iii), or (iv) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such change, condition, or event had a disproportionate effect on the Company compared with other companies in the pharmaceutical business.

Competitive Products.  “Competitive Products” shall mean plasma derived hyperimmunes targeting idiopathic thrombocytopenic purpura, hemolytic disease of the newborn, Varicella Zoster or Hepatitis B.

Computer Software.  “Computer Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain letter agreement regarding confidentiality, dated May 12, 2017 between Avego Healthcare Capital, LLC and ATI.

Contract.  “Contract” shall mean any agreement, lease, sublease, other occupancy agreement, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

Control.  “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Controlled” shall have a correlative meaning.

Copyright.  “Copyright” shall mean all copyrights, copyright registrations, and applications therefor owned by Seller Parties as of the Closing pertaining primarily to the Product, and all other copyright rights corresponding thereto, including those registered copyrights as set forth on Parts 2.8(a) – (e) of the Disclosure Schedule.

Current Assets.  “Current Assets” shall mean the current assets of the Company as of the Closing, excluding Cash, determined in accordance with GAAP, consistently applied, in accordance with the Company’s past practices.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Current Liabilities.  “Current Liabilities” shall mean the current liabilities of the Company as of the Closing, determined in accordance with GAAP, consistently applied, in accordance with the Company’s past practices; provided, however, that Current Liabilities shall exclude Indebtedness.

Damages.  “Damages” shall mean out-of-pocket losses or damages, but excluding:  (a) any special, indirect, consequential, exemplary or punitive damages (except to the extent such damages are claimed against or recovered from Purchaser in connection with a Third-Party Claim); and (c) any losses or damages associated with any lost profits or lost opportunities; provided, however, that for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Person in connection with such Damages or the circumstances giving rise thereto.

DOJ.  “DOJ” shall mean the Antitrust Division of the United States Department of Justice.

Disclosure Schedule.  “Disclosure Schedule” shall mean the Disclosure Schedule that has been prepared by Seller Parties in accordance with Section 8.6 and that has been delivered by Seller Parties to Purchaser on the date of the Agreement.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent.  “Escrow Agent” shall mean Fifth Third Bank, an Ohio banking corporation.

Escrow Agreement.  “Escrow Agreement” shall mean the escrow agreement, by and among Purchaser, Seller and the Escrow Agent, in the form attached hereto as Exhibit E.

Escrow Amount.  “Escrow Amount” shall mean the product of (i) 0.05 multiplied by (ii) the Upfront Amount.

Escrow Fund.  “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

FDA.  “FDA” shall mean the United States Food and Drug Administration.

Fraud.  “Fraud” means any misrepresentation, deceit, or concealment of a material fact with the intention to deceive.

FTC.  “FTC” shall mean the United States Federal Trade Commission.

Fundamental Representations.  “Fundamental Representations” shall mean Sections [***] of the Agreement.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Governmental Body.  “Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal), including without limitation the FDA and any similar authority in any country in the Territories.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness.  “Indebtedness” shall mean, as applied to any Person:  (a) all indebtedness for borrowed money, whether current or long-term or secured or unsecured; (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (f) any outstanding liability in respect of bankers’ acceptances or letters of credit, including any reimbursement obligations with respect thereto; (g) all interest, fees, and other expenses, including any prepayment premiums, accrued or owed as of the Closing Date with respect to indebtedness described in the foregoing clauses; and (h) all indebtedness referred to in the foregoing clauses of another Person that is directed or indirectly guaranteed by such Person or as to which such Person is otherwise liable or has assured a creditor against any loss.

Independent Accounting Firm.  “Independent Accounting Firm” shall mean a nationally recognized accounting firm on which Purchaser and Seller Parties mutually agree.

Intellectual Property.  “Intellectual Property” shall mean collectively any of the following and all rights arising out of or associated therewith:  (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof; (b) inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data, and customer lists, including documentation relating to any of the foregoing; (c) Copyrights, Copyright registrations, and applications therefor; (d) new drug applications; (e) internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law Trademarks and service marks, Trademark and service mark registrations and applications therefor; (f) databases and data collections; (g) moral and economic rights of authors and inventors, however denominated; (h)  goodwill related to the Products contributed to the Company and (i) similar or equivalent rights to any of the foregoing.

Inventory.  “Inventory” shall mean all finished Product inventory, work in process, API and other raw materials, and labeling or packaging materials or components, which finished Product inventory shall have a shelf life of not less than one month from the Closing, and which work in process, API and other raw materials, and labeling or packaging materials or components shall be suitable for production of finished Product that would have an equivalent shelf life if produced on the date of Closing.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Key Employees.  “Key Employees” shall mean the employees set forth on Schedule A – Key Employees.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Knowledge.  “Knowledge” of any particular matter shall mean [***].

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Patents.  “Patents” shall mean patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

Person.  “Person” shall mean any individual, entity or Governmental Body.

Proceeding.  “Proceeding” shall mean a suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action.

Products.  “Products” shall mean WinRho, HepaGam B, and Varizig, including any related biologics license applications.

Registered IP.  “Registered IP” shall mean all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, registered Trademarks, domain names and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

Subsidiaries.  “Subsidiaries”, when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party.

Tax or Taxes.  “Tax” or “Taxes” shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign).

Tax Return.  “Tax Return” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

Territories.  “Territories” shall mean the U.S.A. and its territories, commonwealths, and protectorates, Canada, and all other countries in which the Products have been Commercialized, or in which any attempt to Commercialize them has occurred (such as submission of applications to Governmental Bodies) between August 1, 2016 and the Closing Date, all of which are listed on Part T of the Disclosure Schedule.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Trademark.  “Trademark(s)” shall mean each of the trademarks, service marks, and brand names set forth on Parts 2.8(a) – (e) of the Disclosure Schedule, whether registered or unregistered, and all statutory and common law rights therein and all applications and registrations therefor, in each case, together with the goodwill associated therewith.

Transactions.  “Transactions” shall mean the sale by Seller of the Membership Interests to Purchaser and the other transactions contemplated by the Agreement.

Willful Misconduct.  “Willful Misconduct” shall mean a willful or wanton action or omission (other than merely a volitional act or omission).

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Assignment and Assumption Agreement

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Arbitration

If no resolution is reached as to a Dispute pursuant to Section 8.4, the Dispute shall be resolved by final, binding arbitration in the manner described in this Exhibit C.  The arbitration shall be heard by three arbitrators, of whom each of Purchaser and Seller Parties shall designate one, with the third arbitrator to be appointed by the two arbitrators selected by the Parties, and shall be conducted in accordance with the International Institute for Conflict Prevention & Resolution Rules for Non-Administered Arbitration (“CPR Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties.  Each of the arbitrators shall have prior experience in the pharmaceutical industry.  The seat of the arbitration shall be New York, New York.  The arbitration shall be conducted in English, provided that either Party may submit testimony or documentary evidence in any language if it furnishes a translation into English of any such testimony or documentary evidence.  Judgment upon the award may be entered by any court having jurisdiction over the relevant party or its assets.

The arbitrator shall be selected as contemplated by this Exhibit C, provided that, if the issues in dispute involve scientific or technical matters, including, without limitation, matters relating to inventorship, ownership, or the validity or scope of any patent or trademark rights, any arbitrator chosen hereunder shall have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical, medical, and industry knowledge.  An arbitrator shall be deemed to have met these qualifications unless any Party objects within twenty (20) days.

Notwithstanding the choice of law provision in Section 8.4 of this Agreement, this agreement to arbitrate shall be governed by Title 9 (Arbitration) of the United States Code, and a Party may make a request to a court of competent jurisdiction or pursuant to the CPR Rules for interim measures necessary to preserve the Party’s rights, including pre-arbitration attachments or injunctions.  A request for interim relief to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

Any application to enforce this Exhibit C or to confirm, vacate, or modify any award rendered pursuant to this Exhibit C shall be brought only in the federal or state courts located in the County of New Castle in the State of Delaware, or federal courts in Delaware.  Any process related to enforcement of the arbitration award may be served upon the designated agents in Section 8.9 by first class mail or internationally recognized overnight courier.  The Parties waive any applicable objections based on personal jurisdiction or service of process in any proceeding brought in accordance with this Exhibit C.

In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitrator may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement.  The arbitrator shall not consolidate such arbitrations unless it determines that (a) there are issues of fact or law common to the proceedings so that a consolidated Proceeding would be more efficient than separate proceedings, and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

All Disputes under this Agreement shall be kept confidential.  In any arbitration proceeding, the arbitrator shall take all measures necessary for the protection of Confidential Information and intellectual property.  All Proceedings and any award and any information obtained from the other Party in connection with the arbitration shall be deemed Confidential Information under the Agreement; provided that the Parties further agree that such Confidential Information may be disclosed to the extent necessary to enforce any award or enforce this Agreement to arbitrate.

The arbitrator shall award to the prevailing Party its costs and expenses, including its reasonable legal fees and other costs of legal representation, as determined by the arbitrator.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Form of Transition Services Agreement

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

Form of Escrow Agreement

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.5(a)

Milestone Gross Profit Calculation

“Milestone Gross Profit” shall be calculated as follows:

Net Sales(1)	$--

Less:  Cost of Goods Sold:

Material Cost (2)	$--
Stability Lots (3)	$--
FDA Product Licensure (4)		$--
Product Insurance (5)		$--
FTE Support(6)		$--
Storage(7)		$--
Amortization (8)	$1,252,860
Total Cost of Goods Sold			$--

Gross Profit	$--

Notes:

(1)	Net Sales defined as Gross Sales, less chargebacks, government rebates, discounts & commissions, commercial rebates, and freight.
(2)

Material Cost defined as the cost of finished goods sold, including any cost of expired, damaged or otherwise obsolete inventory determined by the last Manufacturing Services Agreement with Emergent BioSolutions, Inc. in effect prior to the 12 month Milestone Period (i.e., as of the first day of the first month of the Milestone Period).

(3)

Stability Lots defined as the cost of stability and product testing as determined by the last Manufacturing Services Agreement with Emergent BioSolutions, Inc. in effect prior to the 12 month Milestone Period (i.e., as of the first day of the first month of the Milestone Period).

(4)	FDA Product Licensure defined as the Prescription Drug User Fee (PDUFA) accrued monthly based on the most recent invoice amount or published rates for the FDA fiscal year.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(5)	Product Insurance defined as the cost of product liability coverage required to insure the Products. To be determined by insurance policy obtained by Saol.
(6)	FTE Support defined as the cost of quality and project management headcount supporting the Products, including salaries, bonus, commissions, and benefits.
(7)	Storage defined as the cost to warehouse the Products.
(8)	Amortization defined as a fixed amount equal to $1,252,860. Sourced from the actual annual Aptevo expense.

General>  All amounts to be reported on an accrual basis in accordance with GAAP.

[*** ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.